Exhibit 10 (clii)





                                                TERM NOTE AGREEMENT

 $5,000,000.00                             Cleveland, Ohio, May 10, 1994

 FOR VALUE RECEIVED, the undersigned, THE KITCHEN COLLECTION, INC., a Delaware corporation ("Borrower"), promises to pay to the order of SOCIETY NATIONAL BANK ("Bank"), at Bank's main office, Cleveland, Ohio, the sum of

 FIVE MILLION AND 00/100 - - - - - - - - - - - - - - - -- - - - - - - -DOLLARS

 in two (2) consecutive annual installments in the principal sum of Two Million Five Hundred Thousand Dollars ($2,500,000) each, commencing January 15, 1999, together with interest as hereinafter provided. The loan evidenced by this Note may be either a Prime Rate Loan or a LIBOR Loan, but may not be a mixture of a Prime Rate Loan and a LIBOR Loan. Bank, at the request of the Borrower, shall convert a Prime Rate Loan to a LIBOR Loan at any time and shall convert a LIBOR Loan to a Prime Rate Loan on any Interest Adjustment Date applicable to the LIBOR Loan. If the loan is a Prime Rate Loan, the Borrower shall pay interest (based on a year having 365 or 366 days, as the case may be, and calculated for the actual number of days elapsed) on the unpaid principal amount thereof outstanding from time to time from the date thereof until paid, payable on January 15, April 15, July 15 and October 15 of each year and at the maturity of this Note, commencing the first such date from the date of this Note, at the Prime Rate per annum. Any change in such rate resulting from a change in the Prime Rate shall be effective immediately from and after such change in the Prime Rate. If the loan is a LIBOR Loan, the Borrower shall pay interest (based on a year having 360 days and calculated for the actual number of days elapsed) at a fixed rate for each Interest Period on the unpaid principal amount of the LIBOR Loan outstanding from time to time from the date thereof until paid, payable on each Interest Adjustment Date with respect to an Interest Period, equal to the sum of the LIBOR Margin for the first day of such Interest Period plus Adjusted LIBOR fixed in advance of each Interest Period as herein provided for each such Interest Period. Borrower shall give Bank three (3) London Banking Days' notice of the proposed date and initial Interest Period of a LIBOR Loan. The principal amount of any Prime Rate Loan or LIBOR Loan made by Bank hereunder and all prepayments thereof and the applicable dates with respect thereto shall be recorded by Bank from time to time upon the Bank's records by such method as the Bank may generally employ; provided, however, that failure to make any such entry shall in no way detract from the Borrower's obligations under this Note. The unpaid amount of any Prime Rate Loan or LIBOR Loan set forth on the Bank's records shall be rebuttably presumptive evidence of the principal amount owing and unpaid on this Note.

 If this Note shall not be paid at maturity, whether such maturity occurs by reason of lapse of time or by operation of any provision for acceleration of maturity herein contained, the principal of and the unpaid interest on this Note, thereafter until paid, shall bear interest at a rate per annum which shall be three percent (3%) in excess of the Prime Rate from time to time in effect.

 1. (PREPAYMENTS) Borrower shall have the right to prepay the principal of this Note in whole or in part at any time. If the prepayment relates to a







 LIBOR Loan, Borrower shall give Bank at least three (3) Cleveland Banking Days' prior notice. Borrower shall promptly pay Bank any loss or expense which Bank may sustain or incur as a consequence of any prepayment of any LIBOR Loan, including, but not limited to, any loss of profit, premium or penalty incurred by Bank in respect of funds borrowed by it for the purpose of making or maintaining such LIBOR Loan, as determined by Bank in the exercise of its sole but reasonable discretion. A certificate as to any such loss or expense shall be promptly submitted by Bank to the Borrower and shall, in the absence of error, be conclusive and binding as to the amount thereof. Each such prepayment shall be applied to the principal installments hereof in the inverse order of their respective maturities.

 2.  (SECURITY)  This Note is unsecured.

 3. (ADDITIONAL PROVISIONS) The following additional provisions shall relate to the LIBOR Loans:

       3.1. (RESERVES OR DEPOSIT REQUIREMENTS, ETC.) If at any time any law, treaty or regulation (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or the interpretation thereof by any governmental authority charged with the administration thereof or any central bank or other fiscal, monetary or other authority shall impose (whether or not having the force of law), modify or deem applicable any reserve and/or special deposit requirement (other than reserves included in the Reserve Percentage, the effect of which is reflected in the interest rate(s) of the LIBOR Loan in question) against assets held by, or deposits in or for the amount of any loans by, Bank, and the result of the foregoing is to increase the cost (whether by incurring a cost or adding to a cost) to Bank of making or maintaining hereunder such LIBOR Loan or to reduce the amount of principal or interest received by Bank with respect to such LIBOR Loan, then upon demand by Bank the Borrower shall pay to Bank from time to time on Interest Adjustment Dates with respect to such loan, as additional consideration hereunder, additional amounts sufficient to fully compensate and indemnify Bank for such increased cost or reduced amount, assuming (which assumption Bank need not corroborate) such additional cost or reduced amount were allocable to such LIBOR Loan. A certificate as to the increased cost or reduced amount as a result of any event mentioned in this subsection 3.1, setting forth the calculations therefor, shall be promptly submitted by Bank to the Borrower and shall, in the absence of error, be conclusive and binding as to the amount thereof. Notwithstanding any other provision of this Note, after any such demand for compensation by Bank, Borrower, upon at least three
 (3) Cleveland Banking Days' prior written notice to Bank, may prepay the affected LIBOR Loan in full or convert such LIBOR Loan to a Prime Rate Loan regardless of the Interest Period of such LIBOR Loan. Borrower shall promptly pay Bank any loss or expense which Bank may sustain or incur as a consequence of such prepayment. Bank will notify Borrower as promptly as practicable of the existence of any event which will likely require the payment by Borrower of any such additional amount under this subsection.

       3.2. (TAX LAW, ETC.) In the event that by reason of any law, regulation or requirement or in the interpretation thereof by an official authority, or the imposition of any requirement of any central bank whether or not having the force of law, Bank shall, with respect to this Note or any transaction contemplated under this Note, be subjected to any tax, levy, impost, charge, fee, duty, deduction or withholding of any kind whatsoever (other than any tax imposed upon the total net income of Bank) and if any such measures or any other similar measure shall result in an increase in the cost to Bank of making or maintaining any LIBOR Loan or in a reduction in the amount of principal or interest receivable by Bank in respect hereof, then Bank shall promptly notify the Borrower stating the reasons therefor. The Borrower shall thereafter pay to Bank upon demand from time to time on Interest Adjustment Dates with respect to such LIBOR Loan, as additional consideration hereunder, such additional amounts as will fully compensate Bank for such increased cost or reduced amount. A certificate as to any such increased cost or reduced amount, setting forth the calculations therefor, shall be submitted by Bank to the Borrower and shall, in the absence of error, be conclusive and binding as to the amount thereof.

       If Bank receives such additional consideration from the Borrower pursuant to this subsection 3.2, Bank shall use its best efforts to obtain the benefits of any refund, deduction or credit for any taxes or other amounts on account of which such additional consideration has been paid and shall reimburse the Borrower to the extent, but only to the extent, that Bank shall receive a refund of such taxes or other amounts together with any interest thereon or an effective net reduction in taxes or other governmental charges (including any taxes imposed on or measured by the total net income of Bank) of the United States or any state or subdivision thereof by virtue of any such deduction or credit, after first giving effect to all other deductions and credits otherwise available to Bank. If, at the time any audit of Bank's income tax return is completed, Bank determines, based on such audit, that it was not entitled to the full amount of any refund reimbursed to the Borrower as aforesaid or that its net income taxes are not reduced by a credit or deduction for the full amount of taxes reimbursed to the Borrower as aforesaid, the Borrower, upon demand of Bank, will promptly pay to Bank the amount so refunded to which Bank was not so entitled, or the amount by which the net income taxes of Bank were not so reduced, as the case may be.

       3.3. (EURODOLLAR DEPOSITS AND INTEREST RATE) In respect of any LIBOR Loan, in the event Bank shall have determined that dollar deposits of the relevant amount for the relevant Interest Period for such LIBOR Loan are not available to Bank in the applicable Eurodollar market or that, by reason of the circumstances affecting such market, adequate and reasonable means do not exist for ascertaining the LIBOR rate applicable to such Interest Period, as the case may be, Bank shall promptly give notice of such determination to Borrower and (i) any request of Borrower for a LIBOR Loan shall be deemed to be a request for a Prime Rate Loan, and (ii) Borrower shall be obligated either to prepay this Note in full on the last day of the then current Interest Period or convert the outstanding LIBOR Loan on the last day of the then current Interest Period into a Prime Rate Loan.

       3.4. (CHANGES IN LAW RENDERING LIBOR LOAN UNLAWFUL) If at any time any new law, treaty or regulation, or any change in any existing law, treaty or regulation, or any interpretation thereof by any governmental or other regulatory authority charged with the administration thereof, shall make it unlawful for Bank to fund any LIBOR Loan with monies obtained in the Eurodollar market, upon the happening of such event, Bank shall give Borrower prompt notice thereof; and for the duration of such illegality, the loan evidenced by this Note shall not be converted into a LIBOR Loan. If and when such illegality ceases to exist, such suspension shall cease and Bank shall similarly notify Borrower. If any change shall make it unlawful for Bank to continue in effect the funding in the applicable Eurodollar market of the LIBOR Loan previously obtained hereunder, Bank shall, upon the happening of such event, notify Borrower thereof in writing stating the reasons therefor, and Borrower shall either (a) on the earlier of (i) the last day of the then current Interest Period or (ii) if required by such law, regulation or interpretation, on such date as shall be specified in such notice, prepay this
 Note in full, or (b) convert the LIBOR Loan into a Prime Rate Loan. Borrower shall promptly pay Bank any loss or expense which Bank may sustain or incur as a consequence of such prepayment.

       3.5. (INDEMNITY) Without prejudice to any other provision of Section 3 hereof, the Borrower hereby agrees to indemnify Bank against any loss or expense which Bank may sustain or incur as a consequence of any default by the Borrower in payment when due of any amount due hereunder in respect of any LIBOR Loan, including, but not limited to, any loss of profit, premium or penalty incurred by Bank in respect of funds borrowed by it for the purpose of making or maintaining such LIBOR Loan, as determined by Bank in the exercise of its sole but reasonable discretion. A certificate as to any such loss or expense shall be promptly submitted by Bank to the Borrower and shall, in the absence of error, be conclusive and binding as to the amount thereof.

       3.6. (FUNDING) Bank may, but shall not be required to, make the LIBOR Loan hereunder with funds obtained outside the United States.

 4. (OPENING COVENANTS) Prior to or concurrently with the execution and delivery of this Note, Borrower shall furnish to Bank the following:

       4.1. (RESOLUTIONS) Certified copies of the resolutions of the board of directors of Borrower evidencing approval of the execution of this Note.

       4.2. (LEGAL OPINION) A favorable opinion of counsel for Borrower as to the matters referred to in subsections 6.1, 6.2, 6.3 and 6.4 of this Note and such other matters as Bank may reasonably request.

       4.3. (CERTIFICATE OF INCUMBENCY) A certificate of the secretary or assistant secretary of Borrower certifying the names of the officers of Borrower authorized to sign this Note, together with the true signatures of such officers.

 5. (COVENANTS) Borrower agrees to perform and observe, and to cause each Subsidiary to perform and observe, each of the following provisions on their respective parts to be complied with, namely:

       5.1. (INSURANCE) Borrower will (a) keep itself and all of its insurable properties insured at all times to such extent, by such insurers, and against such hazards and liabilities as is generally and prudently done by like businesses, it being understood that Borrower's insurance coverage at the date of this Note meets the standards contemplated by this subsection, and (b) give Bank prompt written notice of each material change in Borrower's insurance coverage and the details of the change and (c) forthwith upon Bank's written request, furnish to Bank such information about Borrower's insurance as Bank may from time to time reasonably request, which information shall be prepared in form and detail satisfactory to Bank and certified by an officer of Borrower.

       5.2. (MONEY OBLIGATIONS) Borrower will pay in full (a) prior in each case to the date when penalties would attach, all taxes, assessments and governmental charges and levies (except only those so long as and to the extent that the same shall be contested in good faith by appropriate and timely proceedings) for which it may be or become liable or to which any or all of its properties may be or become subject, (b) all of its wage obligations to its employees in compliance with the Fair Labor Standards Act (29 U.S.C. Sec.206-207) or any comparable provisions, and (c) all of its other obligations calling for the payment of money (except only those so long as and to the extent that the same shall be contested in good faith) before such payment becomes overdue.

       5.3. (FINANCIAL STATEMENTS) Borrower will furnish to Bank (a) within forty-five (45) days after the end of each of the first three quarter-annual periods of each of its fiscal years, balance sheets of the Borrower as at the end of that period and profit and loss statements, reconciliation of surplus statements and statements of cash flows for that period, all prepared and in form and detail satisfactory to Bank and certified by a financial officer of Borrower, (b) within ninety (90) days after the end of each of its fiscal years, a complete annual audit report of Borrower for that year prepared in form and detail satisfactory to Bank and certified by an independent public accountant satisfactory to Bank, together with a certificate by the financial officer setting forth the Possible Defaults coming to its attention during the course of its audit or, if none, a statement to that effect, (c) unaudited monthly financial statements of Borrower submitted to Bank by the 25th day of the succeeding month, (d) as soon as available, copies of all notices, reports, proxy statements and other similar documents sent by Borrower to its stockholders (excluding, however, matters of routine correspondence sent by Borrower to Parent or to any affiliate in the ordinary course of Borrower's business), to the holders of any of its debentures or bonds or the trustee of any indenture securing the same or pursuant to which they may be issued, to any securities exchange or to the Securities Exchange Commission or any similar federal agency having regulatory jurisdiction over the issuance of Borrower's securities, and (e) forthwith upon Bank's written request, such other information about the financial condition, properties and operations of Borrower as Bank may from time to time reasonably request, which information shall be submitted in form and detail satisfactory to Bank and certified by a financial officer of Borrower.

       5.4. (FINANCIAL RECORDS) Borrower will (a) at all times maintain true and complete records and books of account and, without limiting the generality of the foregoing, maintain appropriate reserves for possible losses and liabilities, all in accordance with generally accepted accounting principles applied on a basis not inconsistent with its present accounting procedures and
 (b) at all reasonable times permit Bank to examine its books and records and to make excerpts therefrom and transcripts thereof.

       5.5. (FRANCHISES) Borrower will preserve and maintain at all times its corporate existence, rights and franchises.

       5.6.  (NOTICE)  Borrower will cause its treasurer, or in his or her absence another officer designated by the treasurer, to promptly notify Bank whenever any Possible Default may occur hereunder or any other representation or warranty made in section 6 hereof or elsewhere in this Note or in any Related Writing may for any reason cease in any material respect to be true and complete.

       5.7. (ENVIRONMENTAL COMPLIANCE) Borrower will comply in all material respects with any and all Environmental Laws including, without limitation, all Environmental Laws in jurisdictions in which Borrower owns or operates a facility or site, arranges for disposal or treatment of hazardous substances, solid waste or other wastes, accepts for transport any hazardous substances, solid waste or other wastes or holds any interest in real property or otherwise. Borrower will furnish to Bank promptly after receipt thereof a copy of any notice Borrower may receive from any governmental authority, private person or entity or otherwise that any litigation or proceeding pertaining to any environmental, health or safety matter has been filed or is threatened against Borrower or any real property in which Borrower holds any interest or any past or present operation of Borrower. Borrower will not allow the release or disposal of hazardous waste, solid waste or other wastes on, under or to any real property in which Borrower holds any interest or performs any of its operations, in violation of any Environmental Law, which violation will have a material adverse effect on Borrower. As used in this subsection "litigation or proceeding" means any demand, claim, notice, suit, suit in equity, action, administrative action, investigation or inquiry on a material matter or issue, whether brought by any governmental authority, private person or entity or otherwise. Borrower shall defend, indemnify and hold Bank harmless against all costs, expenses, claims, damages, penalties and liabilities of every kind or nature whatsoever (including attorneys fees) arising out of or resulting from the noncompliance of Borrower with any Environmental Law. As used in this subsection "material" means the measure of a matter of significance which shall be determined as being an amount equal to five (5%) of Borrower's Net Worth.

       5.8. (ERISA COMPLIANCE) Borrower will not incur any material accumulated funding deficiency within the meaning of the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations thereunder, or any material liability to the Pension Benefit Guaranty Corporation, established thereunder in connection with any Plan. Borrower will furnish to the Bank upon its request whenever made (i) simultaneously with a filing with the Pension Benefit Guaranty Corporation of a notice regarding any Reportable Event and in any event within thirty (30) days after Borrower knows or has reason to know that any Reportable Event with respect to any Plan has occurred, a statement of the financial officer of Borrower setting forth details as to such Reportable Event and the action which Borrower proposes to take with respect thereto, together with a copy of the notice of such Reportable Event given to the Pension Benefit Guaranty Corporation if a copy of such notice is available to Borrower, (ii) promptly after the filing thereof with the Internal Revenue Service, copies of each annual report with respect to each Plan established or maintained by Borrower for each plan year, including (x) where required by law, a statement of assets and liabilities of such Plan as of the end of such plan year and statements of changes in fund balance and in financial position, or a statement of changes in net assets available for plan benefits, for such plan year, certified by an independent public accountant satisfactory to the Bank and (y) an actuarial statement of such Plan applicable to such plan year, certified by an enrolled actuary of recognized standing acceptable to the Bank, and (iii) promptly after receipt thereof a copy of any notice Borrower may receive from the Pension Benefit Guaranty Corporation or the Internal Revenue Service with respect to any Plan administered by Borrower; provided, that this latter clause shall not apply to notices of general application promulgated by the Pension Benefit Guaranty Corporation or the Internal Revenue Service.
 Borrower will promptly notify the Bank of any taxes assessed, proposed to be assessed or which Borrower has reason to believe may be assessed against Borrower by the Internal Revenue Service with respect to any Plan. As used in this subsection "material" means the measure of a matter of significance which shall be determined as being an amount equal to five (5%) of Borrower's Net Worth.

       5.9. (PLAN) Borrower will not suffer or permit any Plan to be amended if, as a result of such amendment, the current liability under the Plan is increased to such an extent that security is required pursuant to section 307 of the Employee Retirement Income Security Act of 1974, as amended from time to time. As used herein, "current liability" means current liability as defined in section 307 of such Act.

       5.10. (NET WORTH) Borrower will not suffer or permit its Net Worth at any time to fall below Eight Million Dollars ($8,000,000).

       5.11. (INVESTMENTS) Borrower will not (a) create, acquire or hold any Subsidiary, (b) make or hold any investment in any stocks, bonds or securities of any kind, (c) be or become a party to any joint venture or other partnership, (d) make or keep outstanding any advance or loan or (e) be or become a Guarantor of any kind; provided, that this subsection shall not apply to (i) any endorsement of a check or other medium of payment for deposit or collection through normal banking channels or any similar transaction in the normal course of business or (ii) any investment in direct obligations of the United States of America or in certificates of deposit issued by a member bank of the Federal Reserve System or (iii) any investment in commercial paper which at the time of such investment is assigned the highest quality rating in accordance with the rating systems employed by either Moody's Investors Service, Inc. or Standard & Poor's Corporation, or (iv) any investment in repurchase agreements entered into with Bank involving the purchase or sale of U.S. Government securities, or (v) advances or loans made from time to time by Borrower to NACCO or to any subsidiary of NACCO or any affiliate of any such entity or (v) any creation or acquisition of any Subsidiary so long as no Possible Default shall then exist or immediately thereafter will begin to exist.

       5.12. (ACQUISITIONS, BULK TRANSFERS) Borrower will not (a) be a party to any consolidation or merger or (b) purchase all or a substantial part of the assets of any corporation or other business enterprise, or (c) lease, sell or otherwise transfer any assets (other than such chattels, if any, as may have become obsolete or no longer useful in the continuance of its present business) except in the normal course of its present business; provided, that this subsection shall not apply to any merger of a company into Borrower or to Borrower's acquisition of any or all of the assets of any company if no Possible Default shall then exist or immediately thereafter will begin to exist.







          5.13. (LIENS) Borrower will not (a) acquire any property subject to any inventory consignment, lease, land contract or other title retention contract, (b) sell or otherwise transfer any Receivables, whether with or without recourse, or (c) suffer or permit any property now owned or hereafter acquired by it to be or become encumbered by any mortgage, security interest, financing statement or lien of any kind or nature; provided, that this subsection shall not apply to (i) any lien for a tax, assessment or governmental charge or levy, (ii) any lien securing only its workers' compensation, unemployment insurance and similar obligations, (iii) any mechanic's, carrier's or similar common law or statutory lien incurred in the normal course of business, (iv) any transfer of a check or other medium of payment for deposit or collection through normal banking channels or any similar transaction in the normal course of business, (v) any mortgage or security interest (including any refinancing thereof in whole or in part) created by Borrower in the course of purchasing property, or existing on property at the time of such purchase (whether or not assumed), provided that such mortgage or security interest shall be restricted to the property being purchased and provided, further, that the indebtedness secured thereby shall not exceed two-thirds (2/3) of the purchase price in the case of real estate or four-fifths (4/5) thereof in the case of personal property, (vi) any mortgage, security interest or lien securing only indebtedness incurred to Bank, (vii) any financing statement perfecting only a security interest permitted by this subsection or (viii) easements, restrictions, minor title irregularities and similar matters having no adverse effect as a practical matter on the ownership or use of Borrower's real property.

       5.14. (BORROWINGS) Borrower will not create, incur or suffer to exist any indebtedness for borrowed money or any Funded Indebtedness of any kind; provided, that this subsection shall not apply to (i) the loan evidenced by this Note other Debt incurred by Borrower to Bank or (ii) any purchase money indebtedness secured by a purchase money mortgage or security interest permitted by subsection 5.13 hereof, or (iii) any loan obtained by Borrower and Subordinated in favor of Borrower's Debt to Bank pursuant to a subordination agreement being in form and substance as Bank may require.

       5.15. (INTEREST COVERAGE RATIO) Borrower will maintain at all times an Interest Coverage Ratio (calculated and determined on a quarter-annual basis) of not less than 3.00 to 1.00.

       5.16. (LEVERAGE RATIO) Borrower will not suffer or permit its Leverage Ratio (calculated and determined on a quarter-annual basis) at any time to be greater than .48 to 1.00.

 6. (WARRANTIES) Subject only to such exceptions, if any, as have been fully disclosed in an officer's certificate or written opinion of Borrower's counsel furnished to Bank prior to the execution and delivery hereof, Borrower represents and warrants as follows:

       6.1. (EXISTENCE) Borrower is a corporation duly organized and validly existing under Delaware law and is in good standing in the office of Delaware's Secretary of State and is duly qualified to do business and is in good standing as a foreign corporation in all other jurisdictions in which the conduct of its operations or the ownership of its properties requires such qualification.







          6.2. (RIGHT TO ACT) No registration with or approval of any governmental agency of any kind is required for the due execution and delivery or for the enforceability of this Note. Borrower has legal power and right to execute and deliver this Note and to perform and observe the provisions hereof. By executing and delivering this Note and by performing and observing the provisions hereof, Borrower will not violate any existing provision of its articles of incorporation, code of regulations or by-laws or any applicable law or violate or otherwise become in default under any existing contract or other obligation binding upon Borrower. The officers executing and delivering this Note on behalf of Borrower have been duly authorized to do so, and this
 Note is legally binding upon Borrower in every respect.

       6.3. (ERISA COMPLIANCE) Borrower has not incurred any material accumulated funding deficiency within the meaning of the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations thereunder. No Reportable Event has occurred with respect to any Plan. The Pension Benefit Guaranty Corporation, established thereunder has not asserted that Borrower has incurred any material liability in connection with any Plan. No lien has been attached and no person has threatened to attach a lien on any property of Borrower as a result of Borrower's failing to comply with such act or regulations. As used in this subsection "material" means the measure of a matter of significance which shall be determined as being an amount equal to five percent (5%) of Borrower's Net Worth.

       6.4. (LITIGATION AND LIENS) No litigation or proceeding is pending or threatened which in the opinion of Borrower's counsel might, if successful, have a material adverse affect on the ability of Borrower to fulfill its obligations hereunder. The Internal Revenue Service has not alleged any default by Borrower in the payment of any tax or threatened to make any assessment in respect thereof.

       6.5. (ENVIRONMENTAL COMPLIANCE) Borrower is in substantial compliance with any and all Environmental Laws including, without limitation, all Environmental Laws in all jurisdictions in which Borrower owns or operates, or has owned or operated, a facility or site, arranges or has arranged for disposal or treatment of hazardous substances, solid waste or other wastes, accepts or has accepted for transport any hazardous substances, solid waste or other wastes or holds or has held any interest in real property or otherwise. No litigation or proceeding arising under, relating to or in connection with any Environmental Law is pending or threatened against Borrower, any real property in which Borrower holds or has held an interest or any past or present operation of Borrower. No release, threatened release or disposal of hazardous waste, solid waste or other wastes is occurring, or has occurred, on, under or to any real property in which Borrower holds any interest or performs any of its operations, in violation of any Environmental Law, which violation would have a material adverse effect on Borrower. As used in this subsection, "litigation or proceeding" means any demand, claim, notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by any governmental authority, private person or entity or otherwise, and "material" means the measure of a matter of significance which shall be determined as being an amount equal to five (5%) of Borrower's Net Worth.









          6.6. (SOLVENCY) Borrower has received consideration which is the reasonable equivalent value of the obligations and liabilities that Borrower has incurred to Bank. Borrower is not insolvent as defined in any applicable state or federal statute, nor will Borrower be rendered insolvent by the execution and delivery of this Note to Bank. Borrower is not engaged or is about to engage in any business or transaction for which the assets retained by it shall be an unreasonably small capital, taking into consideration the obligations to Bank incurred hereunder. Borrower does not intend to, nor does it believe that it will, incur debts beyond its ability to pay them as they mature.

       6.7. (FINANCIAL CONDITION) The financial statements of Borrower prepared as of December 31, 1993, and heretofore furnished to Bank, are true and complete (including, without limiting the generality of the foregoing, a disclosure of all material contingent liabilities), have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with those used during its next preceding fiscal year and fairly present its then financial condition and operations for the year then ending. There has been no material adverse change in Borrower's financial condition, properties or business since that date.

       6.8. (DEFAULTS) No Possible Default exists hereunder, nor will any occur immediately after the execution and delivery hereof by the performance or observance of any provision in this Note or any Related Writing.

 7. (DEFAULTS) Each of the following shall constitute an event of default hereunder:

       7.1. (PAYMENTS) If any principal of or interest on this Note or any premium hereunder shall not be paid as and when due and payable and shall remain unpaid for a period of three (3) consecutive Cleveland Banking Days.

       7.2. (AGREEMENTS) If Borrower shall fail or omit to perform or observe any other covenant, condition, restriction or agreement contained in this Note or in any Related Writing and that Possible Default shall not have been corrected to Bank's complete satisfaction within thirty (30) days after the giving of written notice of the default to Borrower.

       7.3. (WARRANTIES) If (a) any representation, warranty or statement made herein or pursuant hereto or in any Related Writing, or any other information furnished by Borrower to Bank or to any other holder hereof, shall be in any material respect false or erroneous, or (b) Parent (or any affiliate of Parent) shall cease for any reason to own one hundred percent (100%) of the outstanding capital stock of Borrower.

       7 4. (TERMINATION OF PLAN) If (a) any Reportable Event occurs and the Bank, in its sole determination, deems such Reportable Event to constitute grounds (i) for the termination of any Plan by the Pension Benefit Guaranty Corporation or (ii) for the appointment by the appropriate United States district court of a trustee to administer any Plan and such Reportable Event shall not have been fully corrected or remedied to the full satisfaction of the Bank within thirty (30) days after giving of written notice of such determination to Borrower by the Bank, or (b) any Plan shall be terminated within the meaning of Title IV of the Employee Retirement Income Security Act







 of 1974, as amended, or (c) a trustee shall be appointed by the appropriate United States district court to administer any Plan, or (d) the Pension Benefit Guaranty Corporation shall institute proceedings to terminate any Plan or to appoint a trustee to administer any Plan.

       7.5. (CROSS DEFAULT) If Borrower defaults in any payment of principal or interest due and owing upon any other obligation for borrowed money beyond any period of grace provided with respect thereto or in the performance of any other agreement, term or condition contained in any agreement under which such obligation is created, if the effect of such default is to accelerate the maturity of such indebtedness or to permit the holder thereof to cause such indebtedness to become due prior to its stated maturity.

       7.6. (BORROWER'S SOLVENCY) If Borrower shall (a) discontinue business, or (b) generally not pay its debts as such debts become due, or (c) make a general assignment for the benefit of creditors, or (d) apply for or consent to the appointment of a receiver, a custodian, a trustee, an interim trustee or liquidator of itself or all or a substantial part of its assets, or (e) be adjudicated a debtor or have entered against it an order for relief under Title 11 of the United States Code, as the same may be amended from time to time, or (f) file a voluntary petition in bankruptcy or file a petition or an answer seeking reorganization or an arrangement with creditors or seeking to take advantage of any other law (whether federal or state) relating to relief of debtors, or admit (by answer, by default or otherwise) the material allegations of a petition filed against it in any bankruptcy, reorganization, insolvency or other proceeding (whether federal or state) relating to relief of debtors, or (g) suffer or permit to continue unstayed and in effect for thirty (30) consecutive days any judgment, decree or order, entered by a court of competent jurisdiction, which approves a petition seeking its reorganization or appoints a receiver, a custodian, a trustee, an interim trustee or liquidator of itself or of all or a substantial part of its assets, or (h) take or omit any other action in order thereby to effect any of the foregoing.

 8. (REMEDIES) Notwithstanding any contrary provision or inference herein or elsewhere,

       8.1. (OPTIONAL ACCELERATION) Should any event of default referred to in subsections 7.1, 7.2, 7.3, 7.4 or 7.5 hereof occur, then or at any time thereafter the holder of this Note may at its option declare this Note and all other Debt to be forthwith due and payable, and the principal of and interest on this Note and all other Debt shall thereupon become and thereafter be immediately due and payable in full without any presentment of this Note, demand for payment or notice of any kind, all of which Borrower hereby waives.

       8.2. (AUTOMATIC ACCELERATION) Should any event of default referred to in subsection 7.6 hereof occur, then the principal of and interest on this Note and all other Debt shall, if not already due and payable, thereupon become and thereafter be immediately due and payable in full without any presentment of this Note, demand for payment or notice of any kind, all of which Borrower hereby waives.

       8.3. (OFFSETS) Bank shall have the right, at any time after the occurrence of any Possible Default referred to in subsection 7.6 hereof, to setoff against and to appropriate and apply toward the payment of, the principal of and interest on this Note and all other Debt then owing by Borrower to Bank, whether or not then matured, any and all deposit balances and all other indebtedness at such time held or owing by Bank to or for the credit or account of Borrower. Borrower waives notice of any setoff, appropriation and application.

 9. (INTERPRETATION) Each right, power or privilege specified or referred to in section 8 or elsewhere in this Note or in any Related Writing is in addition to any other rights, powers and privileges that Bank may otherwise have or acquire by operation of law, by other contract or otherwise. No course of dealing in respect of, nor any omission or delay in the exercise of, any right, power or privilege by Bank shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any further or other exercise thereof or of any other, as each right, power or privilege may be exercised independently or concurrently with others and as often and in such order as Bank may deem expedient. Bank may from time to time grant Borrower waivers and consents in respect of this Note and the Related Writings, but no such waiver or consent shall be binding upon Bank unless specifically granted in writing, which writing shall be strictly construed. It is of the essence of the loan evidenced by this Note that every representation, warranty or certification made in or pursuant to this Note or any Related Writing by or on behalf of Borrower be true and complete in every material respect and that Borrower duly perform and observe every covenant, condition, restriction or agreement contained in this Note or any Related Writing and binding upon Borrower. Each right, power or privilege granted to Bank in this Note or in any Related Writings is for the benefit of and exercisable by each subsequent holder, if any, of this Note, and all provisions of this Note shall bind Borrower and its successors and assigns and shall benefit Bank and its successors and assigns, including each subsequent holder, if any, of this Note. Whenever any payment to be made hereunder shall be stated to be due on a day other than a Cleveland Banking Day, such payment may be made on the next succeeding Cleveland Banking Day and such extension of time shall in each case be included in the computation of the interest payable on this Note; provided, however, that with respect to any LIBOR Loan, if the next succeeding Cleveland Banking Day falls in the succeeding calendar month, such payment shall be made on the preceding Cleveland Banking Day and the relevant maturity of such LIBOR Loan shall be adjusted accordingly. All payments to be made hereunder shall be made to Bank in immediately available funds. The relationship between Borrower and Bank with respect to this Note and any Related Writing is and shall be solely that of debtor and creditor, respectively, and Bank has no fiduciary obligation toward Borrower with respect to any such document or the transactions contemplated thereby. The several captions to different sections and subsections of this Note are inserted for convenience only and shall be ignored in interpreting the provisions of this Note. If at any time one or more provisions of this Note, any amendment or supplement thereto or any Related Writing is or becomes invalid, illegal or unenforceable in whole or in part, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. This Note, any Related Writing and all amendments or supplements thereto shall be governed by the laws of the State of Ohio, without regard to principles of conflict of laws.

 10. (NOTICE) A notice to or request of Borrower shall be deemed to have been made hereunder whenever a writing to that effect shall have been delivered to an officer of Borrower or two (2) Cleveland Banking Days after such a writing shall have been sent by registered or certified mail to Borrower at the address set forth below (or to such other address as Borrower may hereafter furnish to Bank in writing for such purpose); but no other method of giving notice to or making a request of Borrower is hereby precluded. Every notice or writing required to be given to Bank pursuant to this Note shall be delivered to a commercial loan officer of Bank at its main office.

 11. (STAMP TAXES; COSTS OF COLLECTION) Borrower agrees to defend, indemnify and save Bank harmless from and against any documentary stamp tax (including any penalty or interest), which agreement shall survive the payment of this Note. Borrower also agrees to promptly reimburse Bank for all costs and expenses, including attorney's fees, incurred by Bank in connection with any restructurings of this Note and any Related Writing and in connection with any collection proceedings as a result of nonpayment of this Note, as and when due and payable.

 12. (WARRANT OF ATTORNEY) Borrower authorizes any attorney at law to appear before any court of record, state or federal, in the United States of America (other than any court in which utilization of this warrant of attorney would be contrary to law) after the above indebtedness becomes due, whether by lapse of time or by acceleration of maturity, to waive the issuance and service of process, to admit the maturity and nonpayment of this Note, to confess judgment against Borrower in favor of the holder of this Note for the amount then appearing due, together with costs of suit, and thereupon to release all errors and waive all rights of appeal and stay of execution. The foregoing warrant of attorney shall survive the judgment; should any judgment be vacated for any reason the foregoing warrant of attorney nevertheless may thereafter be utilized for obtaining additional judgment or judgments. Borrower agrees that the holder's attorney may confess judgment pursuant to the foregoing warrant of attorney. Borrower further agrees that the attorney confessing judgment pursuant to the foregoing warrant of attorney may receive a legal fee or other compensation from the holder.


 13.  (DEFINITIONS)  As used herein,

       "Adjusted LIBOR" means a rate per annum equal to the quotient obtained (rounded upwards, if necessary, to the nearest 1/100th of 1%) by dividing (i) the applicable LIBOR rate by (ii) 1.00 minus the Reserve Percentage;

       "Cleveland Banking Day" means a day on which the main office of Bank is open for the transaction of business;

       "Controlled Group" means a controlled group of corporations as defined in Section 1563 of the Internal Revenue Code of 1986, as may be amended from time to time, of which Borrower is a part;

       "Debt" means, collectively, all liabilities now owing or hereafter incurred by Borrower to Bank and includes (without limitation) every such liability whether owing absolutely or contingently, whether created by loan, overdraft, guaranty of payment or other contract or by quasi-contract, tort, statute or other operation of law, whether incurred directly to Bank or acquired by Bank by purchase, pledge or otherwise, and whether participated to or from Bank in whole or in part;

       "Environmental Laws" means all provisions of law, statutes, ordinances, rules, regulations, permits, licenses, judgments, writs, injunctions, decrees, orders, awards and standards promulgated by the government of the United States of America or by any state or municipality thereof or by any court, agency, instrumentality, regulatory authority or commission of any of the foregoing concerning health, safety and protection of, or regulation of the discharge of substances into, the environment;

       "Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time;

       "Funded Indebtedness" means indebtedness which (including any renewal or extension in whole or in part) matures or remains unpaid more than twelve (12) months after the date on which originally incurred;

       "Guarantor" means one who pledges his credit or property in any manner for the payment or other performance of the indebtedness, contract or other obligation of another and includes (without limitation) any guarantor (whether of payment or of collection), surety, co-maker, endorser or one who agrees conditionally or otherwise to make any purchase, loan or investment in order thereby to enable another to prevent or correct a default of any kind;

       "Interest Adjustment Date" means the last date of each Interest Period;

       "Interest Coverage Ratio" means the ratio between (a) the sum of Net Pre-Tax earnings plus the net aggregate of all interest paid or accrued, for the relevant ratio period (consisting of the most recent four (4) consecutive fiscal quarter-annual periods then ended), on all indebtedness for borrowed money owed by Borrower and (b) the net aggregate of all interest paid and accrued, for the relevant ratio period (consisting of the most recent four (4) consecutive fiscal quarter-annual periods then ended), on all indebtedness for borrowed money owed by Borrower;

       "Interest Period" means a period of one, two or three months (as selected by Borrower) commencing on the initial date of the LIBOR Loan and on each Interest Adjustment Date with respect thereto; provided, however, that if such period would extend beyond the maturity of this Note, such period shall be shortened to end on such date, and no Interest Period shall extend beyond the due date of any principal installment of this Note. If Borrower fails to select a new Interest Period with respect to the outstanding LIBOR Loan at least three (3) London Banking Days prior to any Interest Adjustment Date, Borrower shall be deemed to have selected a Prime Rate Loan;

       "Leverage Ratio" means the ratio between (a) all indebtedness for borrowed money owed by Borrower (consisting of the most recent four (4) consecutive fiscal quarter-annual periods then ended) and (b) the sum of (i) all indebtedness for borrowed money owed by Borrower (consisting of the most recent four (4) consecutive fiscal quarter-annual periods then ended) plus
 (ii) Borrower's Net Worth (consisting of the most recent four (4) consecutive fiscal quarter-annual periods then ended);








      "LIBOR" means the average (rounded upward to the nearest 1/16 of 1%) of the per annum rates at which deposits in immediately available funds in U.S. dollars for the relevant Interest Period and in the amount of the LIBOR Loan to be initially created or to remain outstanding during such Interest Period, as the case may be, are offered to the Bank by prime banks in any Eurodollar market reasonably selected by the Bank, determined as of 11:00 a.m. London time (or as soon thereafter as practicable), two (2) London Banking Days prior to the beginning of the relevant Interest Period pertaining to the LIBOR Loan hereunder;

       "LIBOR Loan" means a loan on which Borrower shall pay interest at a rate based on LIBOR;

       "LIBOR Margin" means the applicable percentage determined by reference to the following chart:















































INTEREST COVERAGE       Equal to 3.00 to  Equal to or
 RATIO*_                1.00 but no       greater than
 and                    greater than      5.00 to 1.00,      Equal to or
 LEVERAGE RATIO*_       4.99 to 1.00      but no greater     greater than
                                          than 6.99 to       7.00 to 1.00
                                          1.00
 Equal to or less             1.00%             1.00%               .75%
 than .35 to 1.00

 Greater than .35 to
 1.00 but less than
 or equal to .39 to           1.25%             1.00%              1.00%
 1.00

 Greater than .39 to
 1.00 but less than
 or equal to .42 to           1.25%             1.25%              1.00%
 1.00

 Greater than .42 to
 1.00                         1.75%             1.25%              1.25%


 * The Leverage Ratio and Interest Coverage Ratio are based upon Borrower's financial statements received by Bank for the most recent fiscal quarter-annual period and the previous three (3) fiscal quarter-annual periods. If Borrower fails to furnish the aforesaid financial statements to Bank or if none of the aforesaid parameters apply, the LIBOR Margin shall be 1.75%.

       "London Banking Day" means a day on which banks are open for business in London, England, and quoting deposit rates for dollar deposits;

       "NACCO" means NACCO Industries, Inc., a Delaware corporation;

       "Net Pre-Tax Earnings" means the earnings (or losses) experienced by Borrower and its Subsidiaries calculated before taxes, as determined in accordance with generally accepted accounting principles; provided, that any extraordinary gains (or losses), as determined in accordance with generally accepted accounting principles, shall not be taken into account for purposes of this definition;

       "Net Worth" means (a) the excess of the net book value (after deducting all applicable reserves and deducting any value attributable to the reappraisal or writeup of any asset) of Borrower's assets over all its liabilities, as determined on an accrual basis and in accordance with generally accepted accounting principles not inconsistent with its present accounting procedures, less (b) the aggregate amount of all loans and advances made by Borrower to NACCO or any subsidiary of NACCO or any affiliate of any such entity which are outstanding for more than one hundred fifty (150) consecutive days;









          "Note" means this Term Note Agreement;

       "Parent" means Housewares Holding Company, a Delaware corporation;

       "Plan" means any employee pension benefit plan subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended, established or maintained by Borrower, any Subsidiary, or any member of the Controlled Group, or any such Plan to which Borrower, any Subsidiary, or any member of the Controlled Group is required to contribute on behalf of any of its employees;

       "Prime Rate" means that interest rate established from time to time by Bank as Bank's Prime Rate, whether or not such rate is publicly announced; the Prime Rate may not be the lowest interest rate charged by Bank for commercial or other extensions of credit;

       "Prime Rate Loan" means a loan on which Borrower shall pay interest at a rate per annum which shall be Bank's Prime Rate from time to time in effect, with each change in the Prime Rate automatically and immediately charging the rate thereafter applicable to this Note;

       "Possible Default" means an event, condition or thing which constitutes, or which with the lapse of any applicable grace period or the giving of notice or both would constitute, any event of default referred to in section 7 hereof and which has not been appropriately waived by Bank in writing or fully corrected prior to becoming an actual event of default;

       "Receivable" means a claim for moneys due or to become due, whether classified as a contract right, account, chattel paper, instrument, general intangible or otherwise;

       "Related Writing" means any assignment, mortgage, security agreement, guaranty agreement, subordination agreement, financial statement, audit report or other writing furnished by Borrower or any of its officers to Bank pursuant to or otherwise in connection with this Note;

       "Reportable Event" means a reportable event as that term is defined in Title IV of the Employee Retirement Income Security Act of 1974, as amended, except actions of general applicability by the Secretary of Labor under
 Section 110 of such act;

       "Reserve Percentage" means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, all basic, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) for a member bank of the Federal Reserve System in Cleveland, Ohio, in respect of "Eurocurrency Liabilities". The Adjusted LIBOR shall be adjusted automatically on and as of the effective date of any change in the Reserve Percentage;

       "Subordinated" as applied to indebtedness, means that the indebtedness has been subordinated (by written terms or agreement being in form and substance satisfactory to Bank) in favor of the prior payment in full of Borrower's Debt to Bank;

       "Subsidiary" means an existing or future corporation, the majority of the outstanding capital stock or voting power, or both, of which is (or upon the exercise of all outstanding warrants, options and other rights would be) owned at the time in question by Borrower or by another such corporation or by any combination of Borrower and such corporations;

       any accounting term not specifically defined in this section 13 shall have the meaning ascribed thereto by generally accepted accounting principles not inconsistent with Borrower's present accounting procedures;

       the foregoing definitions shall be applicable to the singulars and plurals of the foregoing defined terms.

 14. (CAPITAL ADEQUACY) If Bank shall determine, after the date hereof, that the adoption of any applicable law, rule, regulation or guideline regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Bank (or its lending office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Bank's capital (or on the capital of Bank's holding company) as a consequence of the loan evidenced by this Note to a level below that which Bank (or its holding company) could have achieved but for such adoption, change or compliance (taking into consideration Bank's policies or the policies of its holding company with respect to capital adequacy) by an amount deemed by Bank to be material, then from time to time, within 15 days after demand by Bank, the Borrower shall pay to Bank such additional amount or amounts as will compensate Bank (or its holding company) for such reduction. Bank will designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of Bank, be otherwise disadvantageous to Bank. A certificate of Bank claiming compensation under this section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of error. In determining such amount, Bank may use any reasonable averaging and attribution methods.
 Failure on the part of Bank to demand compensation for any reduction in return on capital with respect to any period shall not constitute a waiver of Bank's rights to demand compensation for any reduction in return on capital in such period or in any other period. The protection of this section shall be available to Bank regardless of any possible contention of the invalidity or inapplicability of the law, regulation or other condition which shall have been imposed.

 15. (ENTIRE AGREEMENT) This Note and any agreement, document or instrument referred to herein or executed on or as of the date hereof integrate all of the terms and conditions mentioned herein or incidental hereto and supersede all oral representations and negotiations and prior writings with respect to the subject matter hereof.

 16. (JURY TRIAL WAIVER)  Borrower, to the extent permitted by law, waives any right to have a jury participate in resolving any dispute, whether sounding in contract, tort, or otherwise, between Bank and Borrower arising out of, in connection with, related to, or incidental to the relationship established between Borrower and Bank in connection with this Note or any other agreement, instrument or document executed or delivered in connection therewith or the transactions related thereto. This waiver shall not in any way affect, waive, limit, amend or modify Bank's ability to pursue remedies pursuant to any confession of judgment or cognovit provision contained in this Note, any guaranty of payment or any other agreement, instrument or document related thereto.

 Address:    71 East Water Street          THE KITCHEN COLLECTION, INC.
             Chillicothe, Ohio 45601
                                           By:  Randall D. Lynch

                                           and  Randolph J. Gawelek

WARNING--BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE
USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.